Exhibit 10.2

TERMINATION AGREEMENT

TERMINATION AGREEMENT, dated September 18, 2024 (this “Agreement”), by and between Signing Day Sports, Inc., a Delaware corporation (the “Company”), and Boustead Securities, LLC, a California limited liability company (the “Boustead”). Each of the Company and Boustead are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. On August 9, 2021, Boustead and the Company entered into that certain engagement letter, as amended by letter agreements entered into by Boustead and the Company on each of November 4, 2023, November 8, 2023, and November 13, 2023 (as amended, the “Engagement Letter”), pursuant to which Boustead agreed to act as the Company’s exclusive financial advisor in connection with the Company’s intention to pursue the activities described in Section 2 of the Engagement Letter or any combination thereof.

B. Pursuant to the Engagement Letter, Boustead and the Company entered into that certain Underwriting Agreement, dated as of November 13, 2023 (the “Underwriting Agreement”), pursuant to which Boustead acted as representative of the underwriters in connection with the Company’s firm commitment underwritten initial public offering of 1,200,000 shares of common stock of the Company, par value $0.0001 per share (“common stock”). The Parties acknowledge that the Closing Date (as defined in the Underwriting Agreement) with respect to the purchase of the Firm Shares (as defined in the Underwriting Agreement) occurred on November 16, 2023.

C. The Parties are entering into this Agreement in order to terminate the Engagement Letter pursuant to Section 6 thereof and to terminate the right of first refusal provided under Section 7 of the Underwriting Agreement (the “Right of First Refusal”) in exchange for the issuance of the cash consideration described below and the Termination Shares (as defined below) in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.  Recitals Incorporated. The Recitals set forth above are hereby incorporated into this Agreement as though fully restated herein.

2. Change in Control. A “Change in Control” shall be deemed to have occurred if any of the following occurs (through one or a series of related transactions): (a) the sale, disposition or transfer to an unrelated third party of all or substantially all of the consolidated assets of the Company and its consolidated subsidiary or subsidiaries, if any, (b) a sale, disposition or transfer resulting in no less than a majority of the voting power or equity interests of the Company and its consolidated subsidiary or subsidiaries, if any, on a fully diluted basis being held by a person (as defined below) or persons acting as a group who prior to such sale, disposition or transfer did not have a majority of such voting power, (c) a merger, consolidation, recapitalization or reorganization of the Company or its consolidated subsidiary or subsidiaries, if any, with or into one or more entities such that “control” (as defined below) of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Company and its consolidated subsidiary or subsidiaries prior to such merger, consolidation, recapitalization or reorganization, or (d) the liquidation or dissolution of the Company or its consolidated subsidiary or subsidiaries. For purposes of the foregoing, “control” means the power to direct or cause the direction of the management and policies, or the power to appoint directors, whether through the ownership of voting interests, by contract or otherwise, and “person” shall have the meaning such term has as is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended. For the avoidance of doubt any restructuring of the Company into a holding company structure, re-domestication of the Company into a different jurisdiction or other reorganization of the Company where the persons who prior to such restructuring, re-domestication or reorganization held a majority of the voting power continue to hold a majority of the voting power thereafter shall not be deemed to be a Change in Control.

3.  Termination of Engagement Letter and Right of First Refusal. As soon as practicable following the date hereof, and in any event by the later of (i) five (5) business days after the date hereof and (ii) the date that the NYSE American LLC (the “Exchange”) authorizes the issuance of the Initial Termination Shares (as defined below), the Company shall issue to Boustead the Initial Termination Shares and upon receipt of the Initial Termination Shares, the Engagement Letter shall be terminated, the Right of First Refusal will be terminated, the Parties’ obligations set forth with respect thereto shall be terminated, and neither Party shall have any further right, duty, or obligation pursuant to the Engagement Letter or the Right of First Refusal (the date of the issuance of the Initial Termination Shares being the “Termination Date”). For the avoidance of doubt, from and after the Termination Date, the Company shall no longer be bound to use Boustead as its broker-dealer, financial advisor or intermediary, Boustead shall have no right of first refusal or “tail” rights of any kind, and, except with respect to its right to receive the Additional Termination Shares (as defined below), Boustead shall not be entitled to any compensation whatsoever from the Company with respect to any past financings or other transactions of any nature whatsoever or any future financings, business combinations, or other transactions of any nature whatsoever.

4. Cash Consideration. Upon the consummation of a financing transaction in which the Company raises at least $1 million in gross proceeds, the Company shall pay to Boustead out of the net proceeds of such financing transaction (i) $100,000, as partial consideration hereunder and (ii) $68,467.43 constituting an existing account payable owed by the Company to Boustead.

5  Termination Shares. As provided in Section 3 above, by the later of (i) five (5) business days after the date hereof and (ii) the date that the Exchange authorizes the issuance of the Initial Termination Shares, the Company shall issue to Boustead 3,000,000 shares of common stock, constituting 10.35% of the issued and outstanding common stock of the Company on the date hereof on a post issuance and fully-diluted basis (the “Initial Termination Shares”). In addition, upon the issuance by the Company of common stock or other securities that are exercisable or exchangeable for, or convertible into, common stock to any third party (other than Boustead or any affiliate of Boustead), the Company shall, by the later of (i) five (5) business days after the date of such issuance and (ii) the date that the Exchange authorizes the issuance of the Additional Termination Shares (as defined below), issue to Boustead a number of shares of common stock that is equal to 10.35% of the shares of common stock (or other securities) so issued by the Company in any such transaction other than a Change in Control (the “Additional Termination Shares,” and, together with the Initial Termination Shares, the “Termination Shares”). The Company’s obligation to issue Additional Termination Shares shall cease immediately prior to the effective date of a Change in Control and, for the avoidance of doubt, Boustead shall not be entitled to any percentage of the securities issued by the Company in connection with the Change in Control. The issuance of Additional Termination Shares shall be subject to compliance with applicable law, including federal securities rules and the applicable rules of any national securities exchange.

6.  No Lock-UP; Leak-Out; Piggyback Registration Rights. The Termination Shares shall not be subject to any lock up agreement; provide, however, Boustead agree that once the Termination Shares are registered for resale by Boustead under an effective registration statement, it shall not sell on any trading day more than ten percent of the total trading volume of the common stock on such day. The Company shall give Boustead at least 5 days’ prior written notice of each filing by the Company of a registration statement under the Securities Act of 1933 (other than a registration statement on Form S-4 or Form S-8 or on any successor forms thereto) with the U.S. Securities and Exchange Commission. If requested by Boustead in writing within 3 days after receipt of any such notice, the Company shall, at the Company’s sole expense (other than the underwriting discounts, if any, payable in respect of the shares sold by the Boustead), register for resale all or, at Boustead’s option, any portion of the Termination Shares concurrently with the registration of the offer and sale of such other securities, all to the extent requisite to permit the public offering and resale of the Termination Shares through the Exchange or such other market as the common stock may trade at the time, and will use its reasonable best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable. Boustead shall sign such other agreement further evidencing the leak out provision contained in this Section 5 as the Company may request. Any such agreement shall be consistent with the leak out agreement signed by other parties in connection with a Change in Control transaction.

7. Mutual Releases. In consideration for the promises, terms and conditions identified in this Agreement, each of the Parties and all of their agents, parent companies, subsidiaries, stockholders, members, directors, governors, officers, spouses, heirs, insurers, reinsurers, related companies, and past and present employees and contractors (as to each Party, such Party and such listed persons and entities, collectively, the “Releasing Parties”), hereby release and forever discharge the other Party and all of its agents, parent companies, subsidiaries, stockholders, members, directors, governors, officers, spouses, heirs, insurers, reinsurers, related companies, and past and present employees and contractors (as to each Party, such Party and such listed persons and entities, collectively, the “Released Parties”) from any and all actions, causes of actions, and claims including, without limitation, claims that could have been set forth by any Releasing Party against any Released Party, whether based upon statute, regulation, rule, contract, tort, or common law, to the extent arising prior to the date hereof, and excluding any actions, causes of actions, and claims arising pursuant to this Agreement.

8. California Civil Code Section 1542. The Parties acknowledge that they understand the provisions of California Civil Code section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Unless indicated otherwise by this Agreement, the Parties waive and relinquish every right or benefit that they had, have, or may have under California Civil Code section 1542. In connection with the releases being granted herein, the Parties acknowledge that they are aware that they may discover facts in addition to or different from those that they may now know or believe to be true with respect to the facts concerning the matters released herein, or the subject matter of this Agreement (the “Released Matters”), and that such facts may give rise to claims which are presently unknown, unanticipated, and unsuspected. It is the Parties’ intention to hereby fully, finally, and forever settle and release all Released Matters and that, in furtherance of such intention, the releases given herein will be and remain full and complete releases, notwithstanding the discovery or existence of any such additional or different facts. Each Party, on behalf of itself and its related Releasing Party, agrees not to file for itself or on behalf of any Releasing Party, any claim, charge, complaint, action, or cause of action against any Released Party related to the Released Matters, and in the event that any Releasing Party brings a suit against any Released Party in violation of this covenant, the Releasing Party agrees to pay any and all costs of the Released Party, including attorneys’ fees, incurred by such Released Parties in challenging such action. Any Released Party is an intended third-party beneficiary of this Agreement

9. Non-Disparagement. The Parties agree not to disparage the other Party, or the other Party’s directors, officers, managers, owners, counsel, clients, stockholders, present or former employees, independent contractors, agents, or other associated individuals, or otherwise take any action which could reasonably be expected to adversely affect the other Party’s personal or professional reputation or the general business interests or endeavors of the other Party, provided that the provisions herein shall not restrict any Party from complying with any applicable laws or regulations or providing truthful testimony or other information as may be required by any court of governmental authority. For purposes of this Agreement, “disparage” shall mean any negative statement, whether written or oral, about either Party, or either Party’s directors, officers, managers, owners, counsel, clients, stockholders, present or former employees, independent contractors, agents, or other associated individuals.

10. Surviving Provisions of the Engagement Letter. Sections 4, 5, 11, 13, 21 and 22 of the Engagement Letter shall survive this Agreement and the termination of the Engagement Letter pursuant hereto.

11. Miscellaneous.

(a) Entire Agreement. This Agreement represents the only agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating hereto.

(b) Modification and Waiver. No purported amendment, modification, or waiver of any provision of this Agreement shall be binding on the Parties unless set forth in a written document signed by all Parties (in the case of amendments or modifications), or by the Party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstances or events specifically referenced in the written waiver document and shall not be deemed to be a waiver of any other provision of this Agreement or of the same circumstances or events upon any recurrence thereof.

(c) Notices. Any notices given hereunder shall be in writing and may be delivered by hand, e-mail, fax, or first-class mail to the following addresses (or at such other email, fax number, or address as shall hereafter be specified by such party by like notice):

If to the Company:

Singing Day Sports, Inc.

Attn: Daniel Nelson, Chief Executive Officer

8355 East Hartford Rd., Ste. 100

Scottsdale, AZ, 85255

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Bevilacqua PLLC 1050 Connecticut Avenue, NW Washington, DC 20036 Attention: Louis A. Bevilacqua Email: [Redacted]

If to Boustead:

Boustead Securities, LLC

Attn: Lincoln Smith, CEO

6 Venture, Suite 395

Irvine, CA 92618

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Christopher P. Parrington, Esq.

Boustead & Company Limited

P.O. Box 118

Chaska, MN 55318

Email: [Redacted]

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns, and the rights and obligations of the Parties under this Agreement may not be assigned, sold, or otherwise transferred by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(e) Execution. The Parties understand and agree that this Agreement may be executed in counterparts and transmitted electronically, both of which shall be deemed to be an original, but when taken together, shall constitute one and the same agreement.

(f) Severability. If any term of this Agreement is deemed unenforceable, void, voidable or illegal, such term shall be deemed severable from all other terms of this Agreement, and this Agreement, as amended, shall otherwise continue in full force and effect.

(g) Governing Law; Dispute Resolution. This Agreement shall be deemed to have been made in the State of Delaware, United States of America, and shall be construed, and the rights and liabilities determined, in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (a “Dispute”) shall be settled, as applicable, in federal court located in Scottsdale, Arizona. Should a Dispute not rise to meet the qualifications of filing in federal court in Scottsdale, Arizona, then the Dispute shall be resolved by arbitration in accordance with the Arbitration Rules of FINRA as such rules may be modified herein or as otherwise agreed by the Parties in controversy. The forum for arbitration shall be Maricopa County, Arizona. Following thirty (30) days’ notice by any Party of intention to invoke arbitration, any Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by the arbitrators upon which the parties agree. In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code, is instituted by any part to interpret or enforce any provision of this Agreement, then the prevailing Party shall be entitled to recover from the other Party its reasonably attorneys’, paralegals’, accountants’, or other experts’ fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection herewith.

(h) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

Boustead Securities, LLC

By:	/s/ Lincoln Smith
Name:	Lincoln Smith
Title:	Chief Executive Officer